SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                 March 10, 1999
               (Date of Report (Date of Earliest Event Reported))

                              LA-Z-BOY INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

                                    Michigan
                 (State or Other Jurisdiction of Incorporation)

                                 1-9656
                            (Commission File Number)

                               38-0751137
                  (I.R.S. Employer Identification No.)

                             1284 N. Telegraph Road
                             Monroe, Michigan 48162
          (Address of Principal Executive Offices, Including Zip Code)

                             (734) 242-1444
          (Registrant's Telephone Number, Including Area Code)

                                [not applicable]
       (Former Name or Former Address If Changed Since Last Report



Item 5.  Other Events

NEWS RELEASE
CONTACT:     Gene Hardy
          734-241-4306

LA-Z-BOY INCORPORATED TO ACQUIRE BAUHAUS USA

MONROE, Mich., March 10, 1999 - La-Z-Boy Incorporated, one of the nation's leading manufacturers of residential and business furniture, announced today that it has entered into a letter of intent to acquire privately held Bauhaus USA, Inc., a leading designer, manufacturer and marketer of transitional upholstered furniture and convertible sofas in the medium priced segment.

     "We acquire companies that fit well with our strategic plan to bring quality products to the widest possible audience," said Patrick H. Norton, chairman of the board of La-Z-Boy. "Like La-Z-Boy, Bauhaus' reputation for product style and quality is unmatched in its price category. Additionally, Bauhaus has distribution strength in channels that we currently impact only slightly."

     General terms of the transaction call for La-Z-Boy to acquire 100 percent of the outstanding shares of Bauhaus USA from its stockholders for $55-60 million in cash. The final purchase price is contingent upon the continued excellent performance of Bauhaus. The transaction is subject to negotiation of definitive terms, necessary regulatory approvals and satisfactory due diligence review.

     "We've long admired La-Z-Boy's reputation for providing consumers with quality products at a good value," said Marty Silver, Bauhaus CEO. "The opportunity to associate ourselves with the best furniture company in the industry and to gain the support to continue our growth plans was one we simply could not pass up."

Founded in 1990, Bauhaus USA, Inc. is headquartered in Saltillo, Miss. The company employs 875 people and operates four manufacturing facilities. The company reported more than $85 million in annual sales during fiscal 1998 and expects to exceed $100 million in fiscal 1999.

     La-Z-Boy Incorporated is based in Monroe, Mich. With annual sales in excess of $1.2 billion, the company employs 12,500 people, has 31 manufacturing facilities in the United States, Canada and Europe, and operates seven independent divisions, including La-Z-Boy Residential; La-Z-Boy Business Furniture Group; Hammary Furniture Company; Kincaid Furniture Company; England/Corsair, Inc.; Centurion Furniture PLC and Sam Moore Furniture Industries.
Exhibit








                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           LA-Z-BOY INCORPORATED

                                         /s/Gene M. Hardy
Date:  March 10, 1999                            Gene M. Hardy
                                            Secretary and Treasurer